Exhibit 99.1


                                                           News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:   Chuck Coppa, CFO or Bob Davis, CEO
            GreenMan Technologies, 781/224-2411
            www.greenman.biz

GreenMan Technologies, Inc. Delays Filing Quarterly Form 10-QSB
Reports Estimated Results for the Quarter Ended December 31, 2005


      LYNNFIELD, Massachusetts - February 16, 2006,--- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced the filing of its Form 10-QSB for the quarter ended December 31, 2005 will be delayed due to the previously announced delay in filing the Company's Form 10-KSB for the fiscal year ended September 30, 2005 (See our January 4, 2006 release). Management intends to file the Annual Report on Form 10-KSB and Form 10-QSB within the next 30 days.

      Chuck Coppa, GreenMan's Chief Financial Officer, stated, "We estimate the aggregate net loss for the quarter ended December 31, 2005 to be approximately $1.3 million (including approximately $746,000 associated with our discontinued Georgia operations and approximately $550,000 of non-cash deferred financing charges) as compared to a net loss of approximately $1.8 million for the quarter ended December 2004 (including approximately $1.1 million associated with our discontinued operations in Georgia and Tennessee, approximately $91,000 of non-cash deferred financing charges and $270,000 associated with the write-off of a deferred tax asset)." Mr. Coppa added, "As previously noted, during the quarter ended December 31, 2005, we substantially curtailed Georgia operations in anticipation of the pending divestiture of all Georgia operations which we anticipate completing prior to month end".

      In addition, Mr. Coppa noted that GreenMan received notice on February 14, 2006 from the American Stock Exchange that, based on a subsequent review of GreenMan's Form 10-QSB for the quarter ended June 30, 2005, GreenMan is not in compliance with the Exchange's requirements for continued listing set forth in
Section 1003(a)(i)of the Exchange's Company Guide with respect to having at least $2 million in shareholder's equity and losses from continuing operations and/or net losses in two out of its three most recent fiscal years. In order to maintain its listing on the Exchange, GreenMan must submit a plan by March 14, 2006 advising the Exchange of action it has taken, or will take, that would bring the company into compliance with Section 1003(a)(i) of the Company Guide no later than February 14, 2007. If the plan is accepted by the Exchange, GreenMan will remain listed during the plan period. If GreenMan's plan is not accepted or if GreenMan is not in compliance with the Exchange's filing requirements on or before March 20, 2006, as previously reported (See our February 8, 2006 release), the Exchange may initiate delisting proceedings. GreenMan may appeal any determination to initiate delisting proceedings.

      Chuck Coppa, GreenMan's Chief Financial Officer stated, "Our American Stock Exchange listing is very important to us and we will submit our compliance plan with the Exchange by the March 14, 2006 deadline."

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operation, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.